EXHIBIT 11.1

                    COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                    Nine Months Ended              Three Months Ended
                                         June 30,                       June 30,
                               ---------------------------     --------------------------
                                   1996            1995           1996            1995
                               -----------     -----------     ----------      ----------
Weighted average number of
 common shares outstanding     11,516,782       8,580,154      11,868,540       9,406,158

Additional shares assuming
 conversion of:
     Stock Options                530,988         366,968         576,160         503,850
     Warrants                      44,246         104,216          42,554         175,920
     Preferred Stock              888,889         340,660         660,000       1,000,000
                               ----------      ----------      ----------      ----------

Weighted average shares
 outstanding                   12,980,905       9,391,998      13,147,254      11,085,928
                               ==========      ==========      ==========      ==========

Net Income                     $3,794,364      $1,336,984      $1,776,692      $1,180,574
                               ==========      ==========      ==========      ==========


Primary Earnings
  Per Share                    $     0.29      $     0.14      $     0.14      $     0.11
                               ==========      ==========      ==========      ==========


         All share data reflects the Company's two-for-one stock split effected in the form of a stock dividend on May 28, 1996.